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                                                                   Exhibit 99.11


                                 CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT ("Agreement"), dated as of the ______ day of _____________, 1994, is made by and between DUTY FREE INTERNATIONAL, INC., a Maryland corporation (the "Company"), and JOHN A. COURI (the "Consultant").

         The Company desires to retain the services of the Consultant, and the Consultant is willing to render such services, in accordance with the terms hereinafter set forth. Accordingly, the Company and the Consultant agree as follows:


                                      ARTICLE I

                                        Duties

         1.01 DUTIES. The Consultant shall advise and consult with the Company as to matters pertaining to the Business (as defined in Section 7.08) and shall render such services of an advisory or consultative nature to the Company or its affiliates, all as requested by the Board of Directors of the Company (the "Board") or the Chief Executive Officer, provided that such additional services and any business travel shall not be inconsistent with the Consultant's services with the Company immediately prior to the Effective Date. Consultant shall not be required to devote more than 48 days in any one year to the performance of his duties hereunder. The Consultant shall report solely to the Board and to the Chief Executive Officer of the Company.

         1.02 SERVICE ON BOARD. The Consultant shall not be required to serve on the Board or the Board of Directors of any subsidiary of the Company, or any committee of any such Board, provided, however, that if requested by the Consultant, the Board shall nominate the Consultant to serve on the Board and the Executive Committee of the Board. In such a case, the Consultant agrees to waive any fee (but not stock options) to which he might otherwise be entitled by reason of serving as a non-employee director of the Company.


                                      ARTICLE II


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                                  Term of Agreement

         2.01 TERM. Subject to the termination provisions hereinafter provided, the term (the "Contract Term) of this Agreement shall commence on January 1, 1995 (the "Effective Date") and end on December 31, 1999, but the Contract Term shall automatically be extended for successive one year periods thereafter, unless on or before the September 30 prior to the beginning of any such one year period, either party provides written notice to the other of its intention not to further extend the Agreement.


                                     ARTICLE III

                                     Compensation

         3.01 FEE. During the Contract Term, the Company shall pay or cause to be paid to the Consultant in cash in installments not less frequently than monthly, an annual fee ("Annual Fee") equal to $150,000 for each year of the Contract Term.

         3.02 BONUS. The Company may, in its discretion, pay to the Consultant an annual bonus for any fiscal year of the Company and any portion thereof during the Contract Term ("Bonus") based upon such criteria as the Company, in its sole discretion, shall determine.

         3.03 OUTSTANDING STOCK OPTIONS. The parties agree that the Company will recommend to the Compensation Committee of its Board of Directors (the "Committee") that options that were granted to the Consultant under the Company's 1989 Stock Option Plan (the "Option Plan") and were outstanding and exercisable immediately prior to the Effective Date remain outstanding and exercisable until the earliest occurrence of any of the following: (1) December 31, 1997, (2) termination of this Agreement by the Company for Cause of by the Executive for other than Good Reason, and (3) expiration of the 10 year option term. The Company will further recommend to the Committee that options that were granted to the Consultant under the Plan and were outstanding but unexercisable immediately prior to the Effective Date shall remain outstanding and become exercisable in accordance with the vesting schedule applicable to such options,


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and once exercisable shall remain exercisable for the period specified in the preceding sentence.


                                      ARTICLE IV

                                    Other Benefits

         4.01 WELFARE BENEFITS. During the Contract Term, the Consultant and the Consultant's family, as applicable, shall receive medical and life insurance coverage that is comparable to such coverage to which the Consultant and the Consultant's family were entitled immediately prior to the Effective Date.
After the Contract Term, the Consultant shall continue to receive such medical and life insurance coverage for the remainder of his lifetime, provided, however, that the Consultant shall reimburse the Company for its cost of providing such coverage.

         4.02 EXPENSES. During the Contract Term, the Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Consultant in the performance of his duties hereunder upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to executives of the Company.

         4.03 OFFICE AND SUPPORT STAFF. During the Contract Term, the Consultant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, provided with respect to executives of the Company, and appropriate to the Consultant's position and responsibilities.

         4.04 AUTOMOBILE. The Company will provide an automobile of the Consultant's choice (which choice may include a reasonable domestic or foreign car consistent with past practice for Consultant) and all expenses of operation and maintenance, including the appropriate insurance. The automobile provided hereunder shall be replaced, upon the timely request of the Consultant, with a new such car every two years. The Consultant shall maintain adequate contemporaneous records concerning the use of the automobile.


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                                      ARTICLE V

                                     Termination

         5.01 TERMINATION FOR CAUSE OR OTHER THAN FOR GOOD REASON. If, before the end of the Contract Term, the Company terminates this Agreement for Cause or the Consultant terminates this Agreement other than for Good Reason, then the Company shall pay immediately on the Date of Termination to the Consultant that portion of the Consultant's Annual Fee which is accrued but unpaid as of such Date of Termination, but the Consultant will not be entitled to receive any other compensation, benefits or rights under this Agreement. If the Company terminates this Agreement for Cause, it shall provide the Consultant with a statement of the Date of Termination and the reason for such termination.

         5.02 TERMINATION FOR DEATH OR DISABILITY. If, before the end of the Contract Term, the Consultant dies or suffers a Disability, the Company shall pay to the Consultant (a) within 30 days after the Date of Termination an amount which is equal to the sum of (i) that portion of the Consultant's Annual Fee which is accrued but unpaid as of the Date of Termination and (ii) the amount of any Bonus accrued for any fiscal year which ended during the Contract Term prior to the Date of Termination, but which is unpaid as of the Date of Termination, and (b) within 30 days after the determination of the performance for the fiscal year in which the Date of Termination ("Termination Year") occurs, a pro rata bonus ("Pro Rata Bonus") which shall be equal to the product of:

         (1) the Bonus to which the Consultant would have been entitled for the Termination Year if the Agreement had remained in effect for the entire year, multiplied by

         (2) a fraction, the numerator of which is the number of days in the Termination Year which elapsed through the Date of Termination, and the denominator of which is the total number of days in the Termination Year;


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but the Consultant will not be entitled to receive any other compensation, benefits or rights under this Agreement.

         5.03 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If, before the end of the Contract Term, this Agreement is terminated by the Company without Cause, or by the Consultant for Good Reason at a time at which facts supporting a determination of Cause do not exist, the Company shall pay to the Consultant the following: (a) immediately on the Date of Termination in a lump sum in cash an amount equal to the sum of (1) that portion of the Consultant's Annual Fee which is accrued but unpaid as of the Date of Termination, (2) any Bonus accrued during any fiscal year which ended during the Contract Term and prior to the Date of Termination, but which is unpaid as of the Date of Termination, (3) the Consultant's Pro Rata Bonus determined under the provisions of Section 5.02(b), and (4) the present value (determined using the "applicable Federal rate (short-term)" within the meaning of Section 1274(d) of the Internal Revenue Code of 1986 (the "Code")) of the Consultant's Annual Fee and Bonus that would have been paid during the remaining unexpired Contract Term had the Consultant's engagement continued until the end of the Contract Term, assuming that the Bonus that would have been paid is equal to the average of the annual Bonuses payable for all prior fiscal years that ended within the Contact Term, and (b) the continuation during the remainder of the Contract Term of the benefits not specifically dealt with in Section 5.03(a) to which the Consultant is entitled during the Contract Term under Sections 4.01, 4.03 and 4.04 hereof; but the Consultant will not be entitled to receive any other compensation, benefits or rights under this Agreement. Notwithstanding the foregoing, the amount of any medical benefits provided by Section 5.03(b) shall be reduced, except as otherwise provided by law, by the amount of any medical benefits to which the Consultant is otherwise entitled on or after the Date of Termination.

         5.04 OTHER TERMINATION BENEFITS. In addition to any amounts or benefits payable upon termination of this Agreement and except as otherwise provided herein, the Consultant shall be entitled to any payments or benefits explicitly provided under the terms of any plan, policy or program of the Company or as otherwise required by applicable law. Notwithstanding the


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foregoing, the period of medical coverage provided hereunder shall offset the period of coverage required by "COBRA" pursuant to Section 4980B of the Code and
Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.


                                      ARTICLE VI

                                 Certain Definitions

         6.01 "DISABILITY" means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and that renders the Consultant unable to perform all material duties required under this Agreement, or that renders the Consultant unable to perform all material duties required under this Agreement for at least 180 days during any 360-day period. The date of the determination of Disability is the date on which the Consultant is certified as having incurred a Disability by a physician acceptable to the Company; provided that the Consultant shall be examined by such a physician for these purposes at the reasonable request of the Company.

         6.02 "CAUSE" means a finding by the Board or, if directed by the Board to consider whether or not such a finding should be made, the Compensation Committee of the Board or any other Board committee consisting of directors who are not employees of the Company ("Committee"), to the effect that:

         (a) the Consultant has been convicted of any felony or other crime involving dishonesty;

         (b) the Consultant engaged in any serious misconduct (excluding (A) the failure of the Consultant to achieve business goals and objectives, (B) other actions by the Consultant which are reasonably believed by the Consultant to be in the best interests of the Company and (C) any act or omission with respect to which a determination could properly have been made by the Board that the Consultant met the applicable standard of conduct for indemnification or reimbursement under the By-Laws of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in


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effect at the time of such act or omission) in the course of the Consultant's engagement which, in the reasonable judgment of the Board (or, if applicable, Committee), materially injures the Company, financially or otherwise;

         (c) the Consultant habitually neglected his duties (other than on account of physical or mental incapacity), excluding bad judgment or negligence, provided that either (A) he received from the Company notice of habitual neglect of duties ("Notice of Neglect") where no prior notice of any instance of neglect of duties was given, and he failed to cure such habitual neglect within 15 days of receiving such notice, or (B) the Consultant received notice of an instance of neglect of duties and failed to cure before such neglect became habitual; or

         (d) the Consultant materially breached this Agreement, provided that, if such breach is both inadvertent and nonrecurring, the Consultant received written notice by the Company of such breach ("Notice of Breach") and failed to cure full such breach within 15 days after receiving such notice.

         6.03 "GOOD REASON" means the occurrence of any one of the following events, but only if the Company fails to cure such event within 15 days after written notice from the Consultant:

         (a) assignment to the Consultant of any duties materially and adversely inconsistent with those contemplated by Article I hereof.

         (b) the failure of the Company to assign this Agreement to a successor to the Company by merger or similar transaction or sale of all or substantially all of the assets of the Company,

         (c) the material failure by the Company to comply with the provisions of this Agreement,

         (d) the Company's requiring the Consultant to be based at any office or location more than 50 miles from his office or location as of the Effective Date,


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         (e)   any material adverse change to the terms and conditions of the
Consultant's engagement under this Agreement.

         6.04 "DATE OF TERMINATION" means the date as of which the Consultant's engagement by the Company is terminated by the Company or by the Consultant for any reason including, but not limited to, death or Disability.


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                                     ARTICLE VII

                                    Miscellaneous


         7.01 INDEMNIFICATION. The Company shall indemnify and hold the Consultant harmless to the same extent as officers or directors of the Company against judgements, fines, amounts paid in settlement and reasonable attorneys fees incurred by the Consultant in connection with the defense or as a result of any action, proceeding (or appeal of any action or proceeding) in which the Consultant is made or is threatened to be made a party by reason of the fact that he is a consultant of the Company, but in no event shall this indemnity extend to any act that would constitute "Cause" hereunder.

         7.02 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof (other than those arising under Section 7.08, to the extent necessary for the Company to avail itself of the rights and remedies provided under Section 7.08), shall be submitted to arbitration in [New York] in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

         7.03 BENEFICIARY. If the Consultant dies prior to receiving all of the fees and bonuses payable hereunder, such fees and bonuses shall be paid in a lump sum payment to the beneficiary designated in writing by the Consultant ("Beneficiary") or if no such Beneficiary is designated, to the Consultant's estate.

         7.04 NONALIENATION OF BENEFITS. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Consultant, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

         7.05  SEVERABILITY.  If all or any part of this Agreement is declared
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be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid. If any court determines that any of the covenants contained in Section 7.08 is unenforceable because of the duration or geographical scope of such provisions, the duration or scope of such provisions, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         7.06 AMENDMENT AND WAIVER. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Consultant. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

         7.07 NOTICES. All notices and other communications hereunder shall be in writing and delivered by hand or by firstclass registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company:

               Duty Free International, Inc.
               63 Copps Hill Road
               Ridgefield, CT  06877

               Attn: Chief Consultant Officer

         If to the Consultant:

               John A. Couri
               44 Mulberry Street
               Ridgefield, CT  06877


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Either party may from time to time designate a new address by notice given in accordance with this Section 7.07. Notice and communications shall be effective when actually received by the addressee.

         7.08 CONFIDENTIAL INFORMATION; NON-COMPETE. The Consultant acknowledges that (1) the principal business of the Company and its affiliates is the sale of duty free merchandise at retail and wholesale (the "Business");
(2) the Consultant's work for the Company has given and will continue to give him access to the confidential and proprietary information of the Company and its affiliates not readily available to the public; and (3) the agreements and covenants of the Consultant contained in this Section 7.08 are essential to the business and goodwill of the Company and its affiliates. Accordingly, the Consultant covenants and agrees that:

         (a) The Consultant shall at all times keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Business and to the Company and its affiliates learned by the Consultant heretofore or hereafter, directly or indirectly, from the Company or any of its affiliates, including, without limitation, all software systems, trade secrets, customer lists and similar property (the "Confidential Information") and shall not, except in connection with the business and affairs of the Company, disclose the Confidential Information to anyone outside of the Company and its affiliates except with the express written consent of the Company and except for Confidential Information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Consultant, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (3) is required to be disclosed by legal order or subpoena.

         (b) During the period commencing on the date of this Agreement and terminating on the fifth anniversary of the date of the end of the Contract Term (the "Restricted Period"), the Consultant shall not in any geographical area in which the Company during the Contract Term engages in the Business,


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directly or indirectly: (1) engage in the Business for the Consultant's own account; (2) render any services which constitute engaging in the Business in any capacity to any person (other than as provided herein or at the direction of the Company or its affiliates); or (3) become interested in any person engaged in the Business (other than the Company or its affiliates) as a partner, shareholder, principal, agent, trustee, consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that notwithstanding anything to the contrary set forth above the Consultant may own, directly or indirectly, solely as a passive investment, securities of any person which are traded on any national securities exchange or NASDAQ if the Consultant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

         7.09 CERTAIN TAX CONSEQUENCES. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Consultant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7.09) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), then the Consultant shall be entitled to receive an additional payment (an "Excise Gross-Up Payment") in an amount such that after payment by the Consultant of all taxes (including any interest and penalties imposed with respect to such taxes), including, without limitation, any income taxes (and interest and penalties imposed with respect thereto), and Excise Tax imposed on the Excise Gross-Up Payment, the Consultant retains an amount of the Excise Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 7.09, including whether and when an Excise Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's accounting firm, which shall


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provide detailed supporting calculations both to the Company and to the
Consultant within fifteen business days of the receipt of notice from the Consultant that there has been a Payment, or such earlier time as is requested by the Company. In the event that the accounting firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Consultant shall appoint another nationally recognized accounting firm to make the determinations required hereunder. All fees and expenses of the accounting firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.09, shall be paid by the Company to the Consultant within five days of the receipt of the accounting firm's determination. Any determination by the accounting firm shall be binding upon the Company and the Consultant.

         7.10 COUNTERPART ORIGINALS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         7.11 ENTIRE AGREEMENT. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in this Agreement.

         7.12 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 7.08, and the other provisions of this Agreement relevant to the enforcement thereof (to the extent necessary to effectuate the survival of Section 7.08), shall survive any termination of this Agreement.

         7.13 APPLICABLE LAW. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Connecticut, without regard to its choice of law principles.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                             DUTY FREE INTERNATIONAL, INC.


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                             By: /s/ Alfred Carfora
                                --------------------------------



                                 /s/ John A. Couri
                                --------------------------------
                                JOHN A. COURI


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